Exhibit 10.1

LICENSE AGREEMENT

BETWEEN

ONCOTELIC THERAPEUTICS, INC.

AND

AUTOTELIC INC.

September 30, 2021

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THIS LICENSE AGREENMENT (this “Agreement”) is made and entered into as of 30th September, 2021 (“Effective Date”), by and between ONCOTELIC THERAPEUTICS, INC., with its principal offices at 29397 Agoura Road, Suite 107, Agoura Hills, CA 91301 (“Oncotelic”), and AUTOTELIC INC., with principal offices located at 17128 Colima Road, #518, Hacienda Heights, CA 91745 ( “Autotelic”).

WITNESSETH:

WHEREAS, Autotelic either owns or controls certain patents and patent applications relating to intra-nasal drug and delivery system related to nasal apomorphine (the “Product”) as listed in Exhibit A hereto, and has the right to grant licenses for use and commercialization under such patents and patent applications to Oncotelic;

WHEREAS, Autotelic owns or controls certain technology and know-how relating to the Product and has the right to grant licenses in respect of such technology and know-how;

WHEREAS, Oncotelic desires to obtain an exclusive worldwide license for use and commercialization of the Product under such patents, patent applications, technology and know-how; and

WHEREAS, Autotelic desires to grant to Oncotelic an exclusive worldwide license to make, have made, use, offer for sale, import and sell the commercial products and/or further license the Product under all of the aforementioned patents, patent applications, technical information and know-how relating to the Product either by itself or through a third party subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the parties agree as follows:

ARTICLE 1. DEFINITIONS

The following terms as used herein, when written with an initial capital letter, shall have the meanings ascribed to them below:

1.1. “Affiliate” shall mean, with respect to a party to this Agreement, any corporation or non-corporate business entity which controls, is controlled by, or is under common control with such party. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least fifty (50%) percent of the voting stock of the other corporation, or (a) in the absence of the ownership of at least fifty (50%) percent of the voting stock of a corporation or (b) in the case of a non-corporate business entity, or non-profit corporation, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

1.2. “Agreement” shall mean this Agreement, including all Exhibits attached to this Agreement.

1.3. “Autotelic Know-How” shall mean all inventions, discoveries, trade secrets, information, experience, data, formulas, procedures and results which are useful for the development, manufacturing and registration of the Compounds or the Licensed Products for the Indications which are rightfully owned by Autotelic as of the Effective Date, or which are developed or acquired by Autotelic during the term of this Agreement including, but not limited to, all manufacturing and synthesis know-how.

1.4. “Autotelic Patents” shall mean all patents and patent applications having patent claims which are necessary or useful for the development, registration, manufacturing, using or selling of the Compounds or Licensed Products for the Indications , which are owned or controlled by Autotelic as of the Effective Date, or which are developed or acquired by Autotelic during the term of this Agreement, including any addition, continuation, continuation-in-part or division thereof or any substitute application thereof; any patent issued with respect to such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent; and foreign patent or inventor’s certificate with regard thereto. Autotelic Patents shall include those listed in Exhibit A attached hereto.

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1.5. “Bulk Drug Substance” shall mean the Compounds in bulk form which, if appropriately formulated and finished, would be suitable for preclinical or clinical use or commercial use.

1.6. “Bulk Formulation” shall mean the Licensed Product in capsule form or tablet form.

1.7. “CMO” shall mean contract manufacturing organization.

1.8. “Compounds” shall mean the compound known as the Product, with the chemical name of apomorphine, including any salts and esters thereof.

1.9. “CRO” shall mean contract research organization.

1.10. “CTA” shall mean Clinical Trial Authorization under the EMEA or the FDA as defined below.

1.11. “DMF” shall mean drug master file

1.12. “Dollars” shall mean United States dollars.

1.13. “Effective Date” shall mean the date written above.

1.14. “EMEA” shall mean the European Medicines Agency or any successor entity thereof.

1.15. “FDA” shall mean the Food and Drug Administration or any successor entity thereof.

1.16. “Field” shall mean all therapeutic applications and uses.

1.17. “Finished Product” shall mean a Licensed Product, of the Product, in packaged product form suitable for distribution to customers.

1.18. “Initial Fund Raising Event” shall mean raising initial funds equal to or higher than US $20 million for the development of the Product.

1.18. “IND” shall mean an Investigational New Drug Application filed with the FDA or its equivalent filed with any other regulatory authority worldwide.

1.19. “Indemnitees” shall mean (a) in the case of the indemnity set forth in Section 14.1, Oncotelic, its Affiliates, officers and employees of any of the foregoing; (b) in the case of the indemnity set forth in Section 14.2, Autotelic, its Affiliates, officers and employees; and (c) in the case of the Indemnitees referenced in Section 14.3, the parties identified in Subsections 1.17(a) and 1.17(b) above, as applicable.

1.20. “Indications” shall mean Parkinson’s Disease (PD), erectile dysfunction (ED), female sexual dysfunction (FSD – also called hypoactive sexual desire disorder (HSDD)) or any other indications related to the Product that are or may be identified in the future.

1.21. “Licensed Product(s)” shall mean any Compound or any pharmaceutical product containing one or more Compounds as an active ingredient, alone or in combination with other active ingredients; process, service, or product, the manufacture, use, or sale of which, is or was covered by a Valid Claim of any of the Autotelic Patents or incorporates or uses any Autotelic Know-How for the Indications.

1.22. “Net Sales” shall mean global gross sales of the Licensed Products as reduced by discounts, rebates, chargebacks, returns and any other deductions made against gross sales as defined under the US Generally Accepted Accounting Principals.

1.22. “NDA” shall mean a New Drug Application or its domestic equivalent.

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1.23. “Positive outcome” shall mean (a) the achievement of primary endpoint successfully in the applicable clinical trial for the Indications or (b) a decision by Oncotelic to proceed with further development of Licensed Products for the Indications , following a Phase 2/3 clinical trial for any Indications, whichever occurs first, including and not limited to a 505(b)2 clinical trial.

1.24. “Registration” shall mean, in relation to any Licensed Product for one or more Indications, such approvals by the regulatory authorities in any given country.

1.25. “Territory” shall mean all countries in the world.

1.25. “Up-listing Event” shall mean the registration of Oncotelic shares on a major stock exchange that provides significantly improved liquidity relative to its current status. Such major stock exchanges shall be Nasdaq or NYSE or such similar stock exchanges.

1.26. “Valid Claim” shall mean issued or granted claims of any issued and unexpired patent included among the Autotelic Patents, which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, which is unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise or which has not been lost through an interference or opposition proceeding.

ARTICLE 2. LICENSES

2.1. License Under Autotelic Patents and Autotelic Know-How. Autotelic hereby grants Oncotelic the exclusive right and license to practice the Autotelic Patents and the Autotelic Know-How to develop, have developed, make, have made, use, import, export, offer for sale, sell and have sold Licensed Products for the Indications anywhere in the world as well as further license the Product and/or the Licensed Products for the Indications for one or more of the Indications provided such licensing shall not affect the right of Autotelic under this agreement. For so long as the license granted to Oncotelic under this agreement is in effect, Autotelic forgoes the right to develop, have developed, make, have made, use, import, export, offer for sale, sell and have sold Licensed Products for the Indications. The initial clinical studies for the Licensed Products for the Indication(s) shall be conducted under an EMEA or FDA CTA to be filed by Oncotelic.

2.2. Autotelic Information. Subject to Sections 5.1(a) and 5.2, Autotelic will retain all right, title and interest in, to and under all preclinical data, all clinical data, all pharmaceutical science data, formulations data, and all other supporting data, as well as bulk unformulated and formulated drug product that are related to the Compounds or the Licensed Products for the Indications developed, owned or controlled by Autotelic and existing as of the Effective Date. For clarity, any and all information owned by Autotelic pursuant to this Section 2.2 shall be part of the Autotelic Know-How.

2.3. Oncotelic Information. For so long as the license granted to Oncotelic under this Agreement is in effect, Oncotelic will retain all right, title and interest in, to, and under all of the development, preclinical and clinical data relating to the Compounds that are generated by Oncotelic during the course of its performance of this Agreement. For clarity, any and all information owned by Oncotelic pursuant to this Section 2.3 shall be part of the Oncotelic Know-How.

2.4. Autotelic’s Cooperation. Upon request by Oncotelic for Autotelic’s assistance in connection with the recordation of Oncotelic’s exclusive licenses granted hereunder with the relevant patent authorities, Autotelic shall cooperate fully with all such requests; provided that Oncotelic shall reimburse Autotelic for its out-of-pocket expenses incurred in connection with such cooperation.

ARTICLE 3. MILESONE & ROYALTY PAYMENTS

3.1. Milestone Payments. As consideration for entering into this Agreement, Oncotelic agrees to pay Autotelic milestone payments (“Milestone Payments”) in the exact amount specified in Exhibit B (excluding withholding tax) no later than sixty (60) days after the occurrence of the corresponding event designated in Exhibit B, unless Oncotelic has given Autotelic notice of termination of this Agreement prior to the occurrence of the applicable milestone or a transaction as contemplated in clause 6.1 and 13.5 below is entered into.

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3.2. Royalty Payments. Oncotelic agrees to pay Autotelic royalties as specified in Exhibit B (excluding withholding tax) no later than sixty (60) days after the close of the fiscal quarters, namely March 31, June 30, September 30 and December 31, on Net Sales of the Licensed Product for the Indications unless Oncotelic sublicenses or out licenses the Licensed Product in the Indications, in which case, either Oncotelic shall receive the royalties from the new licensee and pay Autotelic it’s obligations under this Agreement or the new licensee shall pay the royalties directly to Autotelic.

3.3. Net Sales and Royalty Reports. Oncotelic shall provide Autotelic Net Sales of the Licensed Products for the Indications and royalty owed reports within 45 days of the close of the fiscal quarter, namely March 31, June 30, September 30 and December 31 unless Oncotelic sublicenses or out licenses the Licensed Product in the Indications, in which case, the new licensee shall provide the Net Sales of the Licensed Products for the Indications and royalty owed reports withing the time prescribed above. Autotelic shall review and confirm or dispute the Net Sales and/or the Royalties as reported by Oncotelic or new licensee within 10 days of receiving the Net Sales and Royalty reports. If Autotelic disputes the Net Sales or Royalty reports, then Oncotelic/new licensee and Autotelic shall meet to mutually resolve the dispute.

3.2. Taxes. Autotelic will be responsible for any and all income or other taxes (except withholding tax) owed by Autotelic and required by applicable law to be deducted from any of the payments made by or on behalf of Oncotelic to Autotelic. To the extent any withholding taxes are required to be withheld from any of the payments made by or on behalf of Oncotelic to Autotelic by the relevant taxing authorities, Oncotelic shall withhold and pay all such taxes and shall provide Autotelic with the written documentation evidencing the payment of such taxes

ARTICLE 4. PAYMENTS

4.1. Wire Transfer. All payments to each party shall be made by wire transfer to an account of each party designated by each party from time to time.

4.2. Currency Restrictions. Except as hereinafter provided in this Section 4.2, all payments shall be paid in U.S. Dollars.

4.3. Overdue Payments. In the event any payment due hereunder is not made when due, the payment shall accrue interest (beginning on the date such payment is due) calculated at the rate of one percent (1.5%) per month and such payment when made shall be accompanied all interest so accrued. The remittance of such interest shall not foreclose each party from exercising any other rights it may have pursuant to this Agreement because such payment

ARTICLE 5. TRANSFER OF KNOW-HOW; TECHNICAL ASSISTANCE

5.1. Transfer by Autotelic. Within thirty (30) days following the Effective Date, Autotelic shall supply Oncotelic with all Autotelic Know-How, including, but not limited to pharmacology, toxicology, preclinical testing, clinical testing, CMC data, batch records, trials and studies, safety and efficacy, manufacturing information, analytical and quality control.

5.2. Technical Assistance. In order to obtain regulatory approval, Autotelic shall, upon request by Oncotelic, provide Oncotelic with reasonable cooperation and assistance, consistent with the other provisions hereof, in connection with the transfer of Autotelic Know-How. Such assistance may include, but is not limited to, development of the formulations of the Licensed Products; procurement of supplies and raw materials; initial developmental and production batch manufacturing runs; process, specification and analytical methodology design and improvement; and, in general, such other assistance as may contribute to the efficient application by Oncotelic of the Autotelic Know-How. In this regard, Autotelic agrees to make appropriate employees of Autotelic reasonably available to assist Oncotelic, and Autotelic agrees to provide reasonable numbers of appropriate Oncotelic personnel with access during normal business hours to the appropriate personnel and operations of Autotelic for such periods of time as may be reasonable in order to familiarize Oncotelic personnel with the Autotelic Know-How as applied by Autotelic. Such technical assistance shall include but not be limited to the following:

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5.3. Language of Disclosures. All disclosures pursuant to this Agreement will be in English.

ARTICLE 6. FIRST RIGHT OF REFUSAL TO ACQUIRE AUTOTELIC

6. 1. If at any time, Autotelic opts to enter into a Transaction, then Autotelic shall be obligated to provide Oncotelic the first right of refusal to wholly or majority acquire Autotelic. Should Oncotelic opt not to acquire Autotelic, then Autotelic shall have the right to pursue any Transaction.

“Transaction” shall include but is not limited to any financing collaboration, distribution revenues, earn-outs, sales, out-licensing, purchases, debt, royalties, merger acquisition, change of control, transfer of cash or non-cash assets, disposition of capital stock by way of tender or exchange offer, partnership or any other joint or collaborative venture, research collaboration, material transfer, sponsored research or similar transaction or agreements.

ARTICLE 7. SAFETY INFORMATION EXCHANGE

7.1. Adverse Effect. The parties shall establish and implement a procedure for the mutual exchange of adverse effects reports and safety information concerning the Licensed Product to compliance with applicable law and regulatory guidelines. The detail of the operating procedure shall be separately agreed by the parties.

ARTICLE 8. PATENT PROSECUTION

8.1. Patent Prosecution and Maintenance. Autotelic shall be responsible, and use best efforts, to prosecute Patents in the Territory. Autotelic shall keep Oncotelic informed as to all developments with respect to Autotelic Patents. Oncotelic shall be afforded reasonable opportunities to advise Autotelic and cooperate with Autotelic in such prosecution and maintenance. Once Patents would be issued, Autotelic shall use best efforts, to maintain the Patents in force and in good standing.

8.2. Patent Costs. For so long as the license granted to Oncotelic under this Agreement is in effect, Oncotelic will reimburse Autotelic for costs related to prosecuting and maintaining Autotelic’s patent portfolio for the Product which shall be incurred from the Effective Date. Invoices, including reasonable substantiation thereof, shall be submitted once in respect of each fiscal quarter as promptly as practicable after the end of such quarter. Payments shall be due net sixty (60) days from the date of invoice. For the avoidance of doubt, reimbursement by Oncotelic for new patent registrations shall be subject to prior agreement between the parties depending on the jurisdiction.

ARTICLE 9. INFRINGEMENT

9.1. Each Party shall promptly report in writing to each other Party during the term of this Agreement any: (i) known infringement or suspected infringement of any of the Autotelic Patent Rights in the Field; or (ii) unauthorized use or misappropriation of the Autotelic Technology Rights in the Field by a Third Party of which it becomes aware, and shall provide each other Party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation. Within 30 days after Autotelic becomes, or is made, aware of any of the foregoing, it shall decide whether or not to initiate an infringement or other appropriate suit and shall advise Oncotelic of its decision in writing. The inability of Autotelic to decide on a course of action within such 30-day period shall for purposes of this Agreement be deemed a decision not to initiate an infringement or other appropriate suit.

9.2. Within sixty (60) days after Autotelic becomes, or is made, aware of any infringement, suspected infringement or unauthorized use or misappropriation by a third party in the Field, as provided in Section 12.1 above, and provided that Autotelic shall have advised Oncotelic of its decision to file suit within the 30-day period provided in Section 9.1 above, Autotelic shall have the right to initiate an infringement or other appropriate suit anywhere in the world against such Third Party. Autotelic shall provide Oncotelic with an opportunity to make suggestions and comments regarding such suit and shall promptly notify Oncotelic of the commencement of such suit. Autotelic shall keep Oncotelic promptly informed of, and shall from time to time consult with Oncotelic regarding, the status of any such suit and shall provide Oncotelic with copies of all documents filed in, and all written communications relating to, such suit.

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9.3. Autotelic shall select counsel for any suit referred to in Section 9.2 above who shall be reasonably acceptable to Oncotelic. Autotelic shall, except as provided below, pay all expenses of the suit, including, without limitation, attorneys’ fees and court costs. Oncotelic, in its sole discretion, may elect, within 60 days after the receipt by Oncotelic from Autotelic of notice of the commencement of such litigation, to contribute to the costs incurred by Autotelic in connection with such litigation in an amount not to exceed 50 percent of such costs. Any damages, settlement fees or other consideration for past infringement received as a result of such litigation shall be shared by Autotelic and Oncotelic pro rata based on their respective sharing of the costs of such litigation. If necessary Oncotelic shall join as a party to the suit but shall be under no obligation to participate except to the extent that such participation is required as the result of being a named party to the suit. Oncotelic shall have the right to participate and be represented in any suit by its own counsel at its own expense. Autotelic shall not settle any such suit involving rights of Oncotelic without obtaining the prior written consent of Oncotelic, which consent shall not be unreasonably withheld.

9.4. In the event that Autotelic does not inform Oncotelic of its intent to initiate an infringement or other appropriate suit within the 30-day period provided in Section 10.1 above, or does not initiate such an infringement other appropriate action within the 60-day period provided in Section 10.2 above, Oncotelic shall have the right, at its expense, to initiate an infringement or other appropriate suit in the Territory. In exercising its rights pursuant to this Section 10.4, Oncotelic shall have the sole and exclusive right to select counsel and shall pay all expenses of the suit including without limitation attorneys’ fees and court costs. If necessary, Autotelic shall join as a party to the suit, at its own expense, and shall participate only to the extent that such participation is required as a result of its being a named party to the suit or being the holder of any patent at issue or being the owner of any Autotelic Technology Rights at issue. At Oncotelic’s request, Autotelic shall offer reasonable assistance to Oncotelic in connection therewith at no charge to Oncotelic except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. Without limiting the generality of the preceding sentence, Autotelic shall cooperate fully in order to enable Oncotelic to institute any action hereunder. Autotelic shall have the right to be represented in any such suit by its own counsel at its own expense. Any settlement or other consideration for past infringement received as a result of litigation shall be the sole property of Oncotelic.

ARTICLE 10. WARRANTIES AND REPRESENTATIONS

10.1. Warranties and Representations of Autotelic. Autotelic warrants and represents the following as of the date hereof:

(a) Autotelic hereby represents and warrants that: (i) Autotelic has the authority to grant to Oncotelic all of the rights granted hereunder; (ii) Autotelic has licensed, owns or controls all rights to the Autotelic Patents and the Autotelic Know-How; and (iii) Autotelic is unaware of any rights superior to Autotelic Patent and Autotelic Know-How which would prevent Oncotelic from fully exercising the rights licensed to it herein;

(b) Exhibit A is a complete list of all patents and patent applications included in the Autotelic Patents as of the Effective Date;

(c) it is not aware of any material facts which it has not disclosed to Oncotelic regarding the manufacture, use or sale of any Licensed Product or the practice of any inventions included in the Autotelic Patents or the use of the Autotelic Know-How by Oncotelic including without limitation any material facts regarding the possibility that such manufacture, use, sale or practice might infringe any third party’s know-how, patent rights or other intellectual property in the Territory;

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(d) it is aware of no third party using or infringing all or any of the Autotelic Patents in derogation of the rights granted pursuant to this Agreement;

(e) it is aware of no third party claim to any rights in the Autotelic Patents or the Autotelic Know-How;

(f) it is aware of no pending interference or opposition proceeding or litigation or any communication which threatens an interference or opposition proceeding or litigation before any patent office, court, or any other governmental entity or court in any jurisdiction in regard to the Autotelic Patent; and

(g) it is not aware of any action or proceeding, pending or threatened, with respect to Licensed Products, including without limitation the conduct of any clinical trials, manufacturing activities or other activities, that questions the validity of this Agreement or any action taken by Autotelic in connection with the execution of this Agreement. There are no material unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against Autotelic with respect to Licensed Product, including without limitation the conduct of any clinical trials, manufacturing activities or other activities.

10.2. Warranties and representations by Oncotelic. Oncotelic represents and warrants that it has, or will obtain, the skill and expertise in the technical areas relating to the Autotelic Patents and Autotelic Know-How to make or have made an evaluation of the capabilities, safety, utility and commercial application of the Autotelic Patent and the Autotelic Know-How.

10.3. Warranties and Representations of Each Party. Each party hereto warrants and represents to: (a) the other that it is free to enter into this Agreement (including the receipt of all corporate authorizations) and to carry out all of the provisions hereof, including, its grant to the other of the licensed described in Article 2; (b) to its knowledge, there is no failure to comply with, no violation of or any default under, any law, permit or court order applicable to it which might have a material adverse effect on its ability to execute, deliver and perform this Agreement or on its ability to consummate the transactions contemplated hereby; and (c) it shall comply with laws and regulations relating to the performance of its obligations or the exercise of its rights hereunder including, those relating to the manufacture, processing, producing, use, sale, or distribution of Licensed Products; and that it shall not take any action which would cause it or the other party to violate such laws and regulations.

10.4. Intellectual Property.

(i) The Autotelic Patents and Autotelic Know-How constitute all intellectual property controlled by Autotelic that is necessary or useful to manufacture, develop, use or commercialize the Licensed Product, and to the knowledge of Autotelic there is not any other intellectual property necessary for such purposes that is not controlled by Autotelic;

(ii) All patents within the Autotelic Patents are in full force and effect, valid, subsisting and, in the case of issued patents, enforceable, and inventorship of the Autotelic Patents is properly identified on such Autotelic Patents. None of the Autotelic Patents is currently involved in any interference, reissue, reexamination, or opposition proceeding, and neither Autotelic nor any of its Affiliates has received any written notice from any person, or has knowledge, of such actual or threatened proceeding;

(iii) There are no actions or proceedings (including any inventorship challenges) pending or, to the knowledge of Autotelic, threatened with respect to any of the Autotelic Patents, Autotelic Know-How, Compound or Licensed Products for the Indications nor have any such actions or proceedings been brought or, to the knowledge of Autotelic, threatened during the past five (5) years, in each case which have not been resolved without impairment of Autotelic’s rights in and to any of the Autotelic Patents, Autotelic Know-How, Compound Licensed Products and without the obligation to pay any royalties or other amounts to any third party with respect to the use of such technology or the sale of such products;

(iv) All official fees, maintenance fees and annuities for the Autotelic Patents have been paid through the Effective Date.

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10.5. Exclusivity. For so long as the license granted to Oncotelic under this agreement is in effect, Autotelic shall not enter into a Transaction related to the Licensed Products or the Indications, as hereinafter defined, with a company, organization, partnership or any other person, firm or entity subject to the terms under section 6.4 above, unless otherwise agreed to in writing by Oncotelic, and which consent shall not be unreasonably withheld.

ARTICLE 11. INDEMNIFICATION

11.1. Oncotelic’s Indemnification. Subject to compliance by the Indemnitees with the provisions set forth in Section 11.3, Oncotelic shall defend, indemnify, and hold harmless the Indemnitees, from and against any and all demands, losses, liabilities, expenses, and damages including investigative costs, court costs and reasonable attorneys’ fees (collectively, the “Liabilities”) arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions by a third party (each, a “Third Party Claim”) resulting from any and all personal injury (including death) and property damage caused or contributed to, in whole or in part, by manufacture, testing, design, use, sale, or labeling of any Licensed Products for the Indications , regulatory action related to such products, or the practice of the Autotelic Patents or Autotelic Know-How by Oncotelic or its Affiliates except to the extent that such Liabilities result from the negligence or willful misconduct of Autotelic or are an item for which Autotelic must indemnify Oncotelic pursuant to Section 11.2.

11.2. Autotelic’s Indemnification. Subject to compliance by the Indemnitees with the provisions set forth in Section 11.3, Autotelic shall indemnify and hold harmless the Indemnitees from and against any and all Liabilities arising in connection with any Third Party Claim resulting from: (a) any breach by Autotelic of any of its representations, warranties, covenants set forth in this Agreement; (b) Autotelic’s (or its agent’s, contractor’s or other designee’s) failure to comply with cGMP, applicable product specifications or applicable law in connection with the manufacture of any Licensed Product supplied to Oncotelic hereunder; (c) the negligence, recklessness or intentional acts or omissions of Autotelic or its Affiliates, or subcontractors, and their respective directors, officers, employees and agents, except to the extent that such Liabilities result from the negligence or willful misconduct of Oncotelic or are an item for which Oncotelic must indemnify Autotelic pursuant to Section 11.1 above. Autotelic’s obligations under this Article shall survive expiration or termination of this Agreement for any reason.

11.3. Indemnification Procedures. Any Indemnitee which intends to claim indemnification under this Article shall, promptly after becoming aware thereof, notify the party from whom it is seeking indemnification (the “Indemnitor”) in writing of any matter in respect of which the Indemnitee or any of its employees intend to claim such indemnification. The Indemnitee shall permit, and shall cause its employees to permit, the Indemnitor, at its discretion, to settle any such matter and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that such settlement does not adversely affect the Indemnitee’s rights hereunder or impose any obligations on the Indemnitee in addition to those set forth herein in order for it to exercise such rights. No such matter shall be settled by such Indemnitee without the prior written consent of the Indemnitor and neither the Indemnitor nor the Indemnitee shall be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee and its employees shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any matter covered by the applicable indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

ARTICLE 12. CONFIDENTIALITY

12.1. Treatment of Confidential Information. Except as otherwise provided hereunder, during the term of this Agreement and for a period of five (5) years thereafter:

(a) Oncotelic and its Affiliates shall retain in confidence and use only for purposes of this Agreement, any written or oral confidential information and data supplied by or on behalf of Autotelic under this Agreement; and

(b) Autotelic and its Affiliates shall retain in confidence and use only for purposes of this Agreement any written and oral confidential information and data supplied by or on behalf of Oncotelic to Autotelic under this Agreement.

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For Purposes of this Agreement, all such confidential information and data which a party is obligated to retain in confidence shall be called “Information.”

12.2. Right to Disclose. To the extent that it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, or any rights which survive termination or expiration hereof, each party may disclose Information to its Affiliates, consultants, outside contractors, actual or prospective investors, and clinical investigators on condition that such entities or persons agree in writing:

(a) to keep the Information confidential for a period of at least five (5) years from the date of disclosure by such party to the same extent as such party is required to keep the Information confidential; and

(b) to use the Information only for those purposes for which the disclosing party is authorized to use the Information.

Each party or its Affiliates, as applicable, may disclose Information to the government or other regulatory authorities to the extent that such disclosure (i) is necessary for the prosecution and enforcement of patents, of authorizations to conduct preclinical or clinical trials to commercially market Licensed Products for the Indications , provided such party is then otherwise entitled to engage in such activities in accordance with the provisions of this Agreement, or (ii) is legally required.

12.3. Release from Restrictions. The obligation not to disclose or use Information shall not apply to any part of such Information that:

(a) is or becomes patented (but the existence of a patent shall only permit disclosure and not, unless otherwise provided hereunder, use), published or otherwise part of the public domain, other than by unauthorized acts of the party obligated not to disclose such Information (for purposes of this Article 16 the “receiving party”) or its Affiliates in contravention of this Agreement; or

(b) is disclosed to the receiving party or its Affiliates by a third party provided that such Information was not obtained by such third party directly or indirectly from the other party to this Agreement; or

(c) prior to disclosure under the Confidentiality Agreement or this Agreement, as the case may be, was already in the possession of the receiving party, its Affiliates, provided that such Information was not obtained directly or indirectly from the other party to this Agreement; or

(d) result from research and development by the receiving party or its Affiliates, independent of disclosure from the other party to this Agreement; or

(e) is required by law to be disclosed by the receiving party, provided that in the case of disclosure in connection with any litigation, the receiving party uses reasonable efforts to notify the other party immediately upon learning of such requirement in order to give the other party reasonable opportunity to oppose such requirement; or

(f) Oncotelic and Autotelic agree in writing may be disclosed.

ARTICLE 13. TERM AND TERMINATION

13.1. Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue until the date of expiration of the last-to-expire of the Autotelic Patents, including any renewals or extensions thereof.

13.2. Termination by Default. If either party defaults in the performance of, or fails to be in compliance with, any material agreement, condition or covenant of this Agreement, the non-defaulting party may terminate this Agreement with respect to the defaulting party if such default or noncompliance shall not have been remedied, or, in the event the default or non-compliance cannot be remedied within such period, reasonable steps shall not have been initiated to remedy the same, within sixty (60) days after receipt by the defaulting party of a written notice thereof from the non-defaulting party. In the event of any termination of this Agreement due to Autotelic’s breach of any provision of this Agreement, all right, title, interest in and to Autotelic Know-how that have been developed at Oncotelic’s expense up to the effective date of such termination shall be hereby transferred and assigned to Oncotelic. Oncotelic shall have the right to use Autotelic’s know-how as well as Joint Patents and Joint Know-How free of charge under this Agreement for the regulatory purpose after termination of this agreement.

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13.3. Termination by Oncotelic without any cause. Oncotelic shall have the right to terminate this Agreement by giving Autotelic sixty (60) days’ prior written notice thereof. In the case of the termination pursuant to Article 14.3, Autotelic shall have the right to use Joint Patents and Joint Know-How as well as Oncotelic Information free of charge under this agreement.; provided that if such termination occurs while either the 505(b)2, Phase 2 or Phase 3 trial(s) is/are enrolling patients or before all follow-up visits for such studies have been completed, Oncotelic must continue to fund in accordance with the terms and conditions of its contracts in effect with each of CRO, CMO or hospitals.

13.4. Termination due to Insolvency. Either party may terminate this Agreement if, at any time after the Effective Date, the other party (i) commences any insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of such party’s debts or such proceeding is commenced against such party by a third party and is not dismissed within 60 days of commencement (each an “Insolvency Event”); (ii) such party makes an assignment for the benefit of creditors, or (iii) the dissolution or cessation of business by such party. Upon the occurrence of an Insolvency Event affecting Autotelic, all right, title and interest in and to Autotelic Know-how developed after the Effective Date, at Oncotelic’s expense under this Agreement, shall be hereby transferred and assigned to Oncotelic.

13.5. Merger / Change of Control. In the event of a merger or change of control of Autotelic, Oncotelic’s obligations under this agreement shall survive with the successor and Oncotelic’s commercial license and right of using data which Autotelic has at this event shall continue in effect. In the event of a merger or change of control of Oncotelic will not absolve Oncotelic, or the successor, of it’s obligations under this agreement unless such merger occurs between Oncotelic and Autotelic. For clarity, only if a merger occurs between Oncotelic and Autotelic, then and only then shall all the Milestone Payments cease to be obligations for Oncotelic to make to Autotelic.

13.6. License-out by Autotelic. If Autotelic enters into a license agreement in breach of this Agreement with any third party without the prior written approval from Oncotelic, any such license agreement shall be null and void and without any legal effect.

13.7. Failure to Continue Commercially Reasonable Efforts. If Oncotelic fails to maintain commercially reasonable efforts for the continued development of the Licensed Products for the Indications, then Oncotelic’s licensed rights for commercial use and development shall terminate.

13.8. Failure to Affect an Up-listing Event. If Oncotelic fails to affect a Fund Raising Event or an Up-listing Event within 24 months after the parties receive a CTA from the EMEA or the FDA, then Oncotelic’s commercial license and rights for using the data under this Agreement shall terminate.

13.9. Survival of Obligations; Return of Confidential Information. Notwithstanding any termination of this Agreement, the obligations of the parties with respect to the protection and nondisclosure of Confidential Information (Section 15) and product liability indemnification as well as any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable. Upon any termination or expiration of this Agreement, each Party shall promptly return to the other Party all written Confidential Information and all copies thereof, of such other Party.

13.10. Effect of Termination. In the event of any expiration or termination pursuant to this Article 13, neither party shall have any remaining rights or obligations under this Agreement other than as provided below:

(a) Each party will have the right to receive all payments accrued prior to the effective date of termination;

(b) termination or expiration of this Agreement for any reason shall have no effect on the parties’ rights or obligations under this Agreement;

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(c) the parties’ shall retain any other remedies for breach of this Agreement they may otherwise have.

(d) after termination of this Agreement, Autotelic can obtain the rights to use the Know-How, Patents and Oncotelic Information.

ARTICLE 14. ASSIGNMENT

14.1. Assignment by Either Party. Neither Party may assign its rights or obligations hereunder without the prior written consent of each other Party other than in connection with a Change of Control of such Party, and any assignment made in breach of this Section 14.1 shall be null and void. For clarity, neither Party shall assign or transfer its rights and obligations hereunder, whether by operation of law, contract or otherwise (including in connection with the insolvency or bankruptcy affecting such Party) without the prior written consent of the other Party, except in connection with a Change of Control of the Party.

ARTICLE 15. DISPUTE RESOLUTION AND ARBITRATION

15.1. Initial Resolution. In the case of any disputes between the parties arising from this Agreement, and in case this Agreement does not provide a solution for how to resolve such disputes, the parties shall discuss and negotiate in good faith a solution acceptable to both parties and in the spirit of this Agreement. If after negotiating in good faith pursuant to the foregoing sentence, the parties fail to each agreement within thirty (30) days, then the Chief Scientific Officer of Autotelic and the Chief Business Officer of Oncotelic shall discuss in good faith an appropriate resolution to the dispute. If these executives fail, after good faith discussions not to exceed thirty (30) days, to reach an amicable agreement then the parties shall submit to binding arbitration pursuant to Section 15.2 (“Arbitration”). The date of submission of the matter to substrate shall be the “Dispute Date”.

15.2. Arbitration. This Agreement shall be governed by and interpreted in accordance with the laws of California without regard to its or any other jurisdiction’s choice of law rules that would result in the application of the laws of any jurisdiction other than California. Any controversy or claim arising out of or relating to this Agreement shall be finally settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be conducted in California, before a tribunal of three arbitrators, of whom one shall be nominated by Autotelic and one shall be nominated by Oncotelic, and the third one shall be selected by the foregoing two nominees. The arbitration proceedings shall be in English. All decisions of the arbitration tribunal shall be final and binding on the Parties and shall be enforceable in accordance with their terms. Each party shall bear the expenses and costs of the Arbitrator selected by party. The third Arbitrator shall be compensated for services rendered at the prevailing hourly rate of compensation and reimbursed for any expenses incurred in connection with rendering such services. The non-prevailing party shall bear the costs and expenses of compensation and reimbursement for the third Arbitrator.

ARTICLE 16. GENERAL PROVISIONS

16.1. Damages. EXCEPT FOR A BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT OR WILLFUL BREACH OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES EVEN IF ADVISED OF THE POSSIBLE OF THE SAME.

16.2. Independent Contractors. It is understood and agreed that the parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither party hereto is to be considered the agent of the other party for any purpose whatsoever, and neither party shall have any authority to enter into any contracts or assume any obligations for the other party nor make any warranties or representations on behalf of that other party.

16.3. Publicity. The parties agree to issue mutual press releases concerning their entry into this Agreement, with the content of such releases to be approved (which consent shall not be unreasonably withheld or delayed) in advance by the parties. In all other respects, except as required by law, neither party shall use the name of the other party in any publicity release without the prior written permission of such other party, which shall not be unreasonably withheld. The other party shall have a reasonable opportunity to review and comment on any such proposed publicity release. Except as required by law, neither party shall publicly disclose the terms of this Agreement or issue any publicity release with regard thereto unless expressly authorized to do so by the other party which authorization shall be agreed upon

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16.4. Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of California, exclusive of its conflicts of laws principles.

16.5. Entire Agreement. This Agreement, together with the Exhibits attached hereto, constitutes the entire agreement between Autotelic and Oncotelic with respect to the subject matter hereof and shall not be modified, amended or terminated, except as herein provided or except by another agreement in writing executed by the parties hereto. Upon the Effective Date, the Confidentiality Agreement shall terminate.

16.6. Waiver. No provision of this Agreement may be waived except by a writing signed by the party entitled to the benefit thereof, and no such waiver of any provision hereof in one instance shall constitute a waiver of any other provision or of such provision in any other instance. No omission, delay or failure on the part of any party hereto in exercising any rights hereunder will constitute a waiver of such rights or of any other rights hereunder.

16.7. Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement, not essential to the commercial purpose of this Agreement, shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions, or portions thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which shall implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate

16.8. Force Majeure.

(a) Any delays in, or failure of performance of, any party to this Agreement, shall not constitute a default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other concerted acts of workmen, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required(“Force Majeure”).

(b) The party asserting the Force Majeure shall promptly notify the other party of the event constituting Force Majeure and of all relevant details of occurrence and where appropriate an estimate of how long such Force Majeure event shall continue.

(c) If such Force Majeure event continues thereafter and in any event, the parties shall consult with each other in order to find a fair solution and shall use all reasonable endeavors to minimize the consequences of such Force Majeure.

16.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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16.10. Notices. All notices, statements, and reports required to be given under this Agreement shall be in writing and shall be deemed to have been given upon delivery in person or, when deposited (a) in the mail in the country of residence of party giving the notice, registered or certified postage prepaid or with a professional courier service (e.g., FedEx or UPS or DHL), and addressed as follows:

To Oncotelic:	ONCOTELIC THERAPEUTICS, INC.
29397 Agoura Road, Suite 107
Agoura Hills, CA 91301
	Attn:	Saran Saund
	E-mail:	saran.saund@oncotelic.com

To Autotelic:	AUTOTELIC INC.
17128 Colima Road, #518 Hacienda Heights, CA 91745
	Attn:	Chulho Park
	E-mail:	cpark@autotelicinc.com

Any party hereto may change the address to which notices to such party are to be sent by giving notice to the other party at the address and in the manner provided above. Any notice may be given, in addition to the manner set forth above, by facsimile or e-mail, provided that the party giving such notice obtains acknowledgment by facsimile or e-mail that such notice has been received by the party to be notified. Notices made in this manner shall be deemed to have been given when such acknowledgment has been transmitted. Any provision of this Section 19.10 to the contrary notwithstanding, any notice to Autotelic shall be effective if given as to Autotelic prescribed above by Oncotelic, despite any failure to deliver copies as prescribed above.

Intentionally kept blank

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IN WITNESS WHEREOF, Oncotelic and Autotelic have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.

For AUTOTELIC INC.

/s/ Chulho Park
By:	Chulho Park, Ph. D.
Title:	Chief Scientific Officer

For ONCOTELIC THERAPEUTICS, INC.

/s/ Saran Saund
By:	Saran Saund
Title:	Chief Business Officer

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EXHIBIT A

PATENTS & INDICATION

PATENTS

Application No. 63235101, Intranasal Apomorphine - Methods of Use

Application No. 63243175, Fast Acting Treatment of Parkinson with Rapid Delivery of Drug to Brainstem

Application No. 63243177, Combination Therapy for Erectile Dysfunction

INDICATIONS

Parkinson’s Disease

Erectile dysfunction

Female sexual dysfunction (also called hypoactive sexual desire disorder)

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EXHIBIT B

MILESTONE PAYMENTS

Milestones	Transaction Value	Actions

Tranche 1	$1,000,000	Upon the earlier to occur of: (i) the Company receiving an investment of at least $20 million, and (ii) the uplisting of the Company’s common stock to any NASDAQ market or the New York Stock Exchange.

Tranche 2	$2,000,000	Upon approval by the United States Food and Drug Administration of the Company’s 505(b)2 application for purposes of treating PD.

Tranche 3	$2,000,000	Upon first patient in (“FPI”) for any clinical trial supporting the use of AL-101 for the treatment of PD or ED.

Tranche 4	$2,500,000	Upon FPI for phase 2 clinical trials supporting the use of AL-101 to treat FSD.

Tranche 5	$2,500,000	Upon FPI for phase 3 clinical trials supporting the use of AL-101 to treat FSD

Tranche 6	$10,000,000	Upon Marketing approval for the use of AL-101 to treat PD.

Tranche 7	$10,000,000	Upon Marketing approval for the use of AL-101 to treat ED.

Tranche 8	$10,000,000	Upon Marketing approval for the use of AL-101 to treat FSD

Tranche 9	$10,000,000	Upon the earlier of: (i) the Company entering into a licensing agreement with a third party for the use of AL-101 for the treatment of PD, ED or FSD with an aggregate licensing value of at least $50 million; and (ii) the Company’s gross revenue derived from sales of AL-101 for the treatment of PD, ED or FSD reaches at least $50.0 million.

Royalties on net sales at 15%.

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